As filed with the Securities and Exchange Commission on February 12, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alnylam Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0602661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 West Kendall Street,
Henri A. Termeer Square
Cambridge, Massachusetts 02142
(Address of principal executive offices, including zip code)

Second Amended and Restated 2018 Stock Incentive Plan
(Full title of the plan)

Yvonne L. Greenstreet, M.D.
Chief Executive Officer
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street,
Henri A. Termeer Square
Cambridge, Massachusetts 02142
(Name and address of agent for service)

(617) 551-8200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On February 27, 2025, the board of directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (the “Registrant”) approved a second amendment and restatement of the Registrant’s 2018 Stock Incentive Plan, as amended. The 2018 Stock Incentive Plan, as previously amended and restated, is referred to herein as the “2018 Plan,” and the second amendment and restatement of the 2018 Plan is referred to herein as the “Second Amended Plan.” Pursuant to the Second Amended Plan, the number of shares of common stock, par value $0.01 per share (“Common Stock”) reserved and available for issuance under the 2018 Plan was increased by 7,000,000 shares, subject to stockholder approval, which was received on May 8, 2025. This Registration Statement on Form S-8 registers these 7,000,000 additional shares of Common Stock. The additional shares available for issuance under the Second Amended Plan are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statements filed on Form S-8 (Registration No. 333-226533) on August 2, 2018, on Form S-8 (Registration No. 333-236409) on February 13, 2020, on Form S-8 (Registration No. 333-252994) on February 11, 2021, and on Form S-8 (Registration No. 333-269939) on February 23, 2023, are effective.
The information contained in the Registrant’s prior registration statements on Form S-8 referenced above is hereby incorporated by reference pursuant to General Instruction E, except for “Item 6. Indemnification of Directors and Officers” and “Item 8. Exhibits.”
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DCGL, or (iv) for any transaction from which the director or officer derived an improper personal benefit, and provided further that such provision shall not eliminate or limit the liability of an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

The Registrant’s Restated Certificate of Incorporation, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 8, 2025 (the “Amended Charter”), provides that no director or officer of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director or an officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers, as applicable, for breaches of fiduciary duty. In addition, the Amended Charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
The Registrant has entered into indemnification agreements with its directors and certain of its officers, in addition to the indemnification provided for in its Amended Certificate, and intends to enter into indemnification agreements with any new directors and certain officers in the future. The Registrant has have purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 8. Exhibits.

Exhibit	Description

5.1*	Opinion of Ropes & Gray, LLP, counsel to the Registrant.

23.1*	Consent of Ropes & Gray LLP, counsel to the Registrant (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

24.1*	Powers of Attorney (included on the signature page of this registration statement).

99.1
Second Amended and Restated 2018 Stock Incentive Plan (filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K filed on February 12, 2026 (File No. 001-36407) for the year ended December 31, 2025 and incorporated herein by reference).

107.1*	Filing Fee Table.
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 12th day of February, 2026.

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Yvonne L. Greenstreet
Yvonne L. Greenstreet, M.D.
Chief Executive Officer
POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Alnylam Pharmaceuticals, Inc., hereby severally constitute and appoint Yvonne L. Greenstreet, M.D. and Jeffrey V. Poulton, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Alnylam Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yvonne L. Greenstreet	Chief Executive Officer and Director	February 12, 2026
Yvonne L. Greenstreet, M.D.	(Principal Executive Officer)

/s/ Jeffrey V. Poulton	Executive Vice President and Chief Financial Officer	February 12, 2026
Jeffrey V. Poulton	(Principal Financial Officer and Accounting Officer)

/s/ Stuart A. Arbuckle	Director	February 12, 2026
Stuart A. Arbuckle

/s/ Dennis A. Ausiello	Director	February 12, 2026
Dennis A. Ausiello, M.D

/s/ Olivier Brandicourt	Director	February 12, 2026
Olivier Brandicourt, M.D.

/s/ Margaret A. Hamburg	Director	February 12, 2026
Margaret A. Hamburg, M.D.

/s/ Peter N. Kellogg	Director	February 12, 2026
Peter N. Kellogg

/s/ David E.I. Pyott	Director	February 12, 2026
David E.I. Pyott

/s/ Colleen F. Reitan	Director	February 12, 2026
Colleen F. Reitan

/s/ Amy W. Schulman	Director	February 12, 2026
Amy W. Schulman

/s/ Elliott Sigal	Director	February 12, 2026
Elliott Sigal, M.D., Ph.D.